Exhibit 99.1

Press Release	Company Contact: Bill Walsh, CFO Arbitron Inc. Phone: 212-887-1408 bill.walsh@arbitron.com

Investor Relations Contact: Todd Fromer KCSA Worldwide 212-896-1215 todd@kcsa.com

Media contact: Thom Mocarsky Arbitron Inc. 212-887-1314 thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2003 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS
Annual revenue up 9.5% to $273.6 million;
EBIT up 8.1% to $92.7 million;
Annual net income per share (diluted) is $1.63, an increase of 14.8%

NEW YORK, January 27, 2004 – Arbitron Inc. (NYSE: ARB) today announced results for the quarter and year ended December 31, 2003.

For the fourth quarter 2003, the Company reported revenue of $65.4 million, an increase of 13.2% over revenue of $57.8 million during the fourth quarter of 2002. Costs and expenses for the fourth quarter increased by 13.8%, from $47.9 million in 2002 to $54.5 million in 2003. Earnings before interest and taxes (EBIT) for the quarter were $16.1 million, compared with EBIT of $14.1 million during the comparable period last year.

Interest expense for the quarter declined 30.8%, from $3.8 million in 2002 to $2.6 million in 2003, due to reductions in the Company’s long-term debt.

Net income for the quarter was $8.7 million, compared with $6.5 million for the fourth quarter of 2002. Net income per share for the fourth quarter 2003 increased to $0.28 (diluted), compared with $0.21 (diluted) during the comparable period last year.

In the fourth quarter 2003, Arbitron reduced its long-term debt by $10 million from $115 million to $105 million.

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc. Reports 2003 Fourth Quarter Financial Results January 27, 2004	Page 2 of 7

For the year ended December 31, 2003, revenue was $273.6 million, an increase of 9.5% over revenues of $249.8 million for the same period last year. EBIT for 2003 increased 8.1% to $92.7 million compared with $85.7 million in 2002. Net income for 2003 increased 16.6% to $49.9 million compared with $42.8 million in 2002. Net income per share (diluted) in 2003 was $1.63 per share (diluted), compared with $1.42 per share (diluted) last year.

Commenting on the results for the year, Stephen Morris, president and chief executive officer of Arbitron, said: “2003 was a very demanding year. Yet despite the challenges, we still met the guidance for revenue, EBIT and earnings per share that we established at the beginning of the year. Equally important, we worked hard to help our customers weather a difficult year and prepare to take advantage of an improving environment in 2004.”

“We also devoted considerable time, effort and money to our programs to enhance the willingness of the public to take part in our surveys, and continued our effort to improve how we manage the representation of Hispanics by their language preference. Working with Nielsen Media Research, we developed promising new sample recruitment techniques that make it possible for us to take the first steps toward deploying a second Portable People Meter demonstration market in the United States in 2004.” said Mr. Morris.

“We also enhanced the technical capabilities of the Portable People Meter system and continued to explore new ways to use that technology to meet the needs of marketers and advertisers,” said Mr. Morris.

“Given the overall strength of the core ratings business, we believe Arbitron remains well positioned to deliver solid growth in revenue and profitability in 2004. At the same time, we expect to continue our investments in new services that have long-term growth potential for our company and for our customers,” Mr. Morris concluded.

Arbitron will host a conference call at 10:00 a.m. ET on January 27th to discuss its fourth quarter results and other relevant matters. To listen to the call, dial the following telephone number: (877)-780-2271. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor

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Arbitron Inc. Reports 2003 Fourth Quarter Financial Results January 27, 2004	Page 3 of 7

advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. Arbitron Internet Broadcast Services measures the audiences of audio and video content on the Internet, commonly known as webcasts. The Company is developing the Portable People Meter, a new technology for radio, television and cable ratings.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 850 full-time employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper, outdoor and online industries.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	renew all or part of contracts with large customers as they expire;
•	successfully execute our business strategies, including timely implementation of our Portable People Meter services, as well as expansion of international operations;
•	effectively manage the impact of further consolidation in the radio industry;
•	keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs; and
•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and
•	successfully manage the impact on costs of data collection due to privacy concerns and/or government regulations.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS — Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date of this release, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

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Arbitron Inc. Reports 2003 Fourth Quarter Financial Results January 27, 2004	Page 4 of 7

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended December 31, 2003 and 2002
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,			%
	2003	2002	Change	Change
Revenue	$65,429	$57,786	$7,643	13.2%
Costs and expenses
Cost of revenue	31,176	27,673	3,503	12.7%
Selling, general and administrative	16,502	13,939	2,563	18.4%
Research and development	6,853	6,289	564	9.0%
Total costs and expenses	54,531	47,901	6,630	13.8%

Operating income	10,898	9,885	1,013	10.2%

Equity in net income of affiliate	5,170	4,229	941	22.3%

Earnings before interest and income taxes	16,068	14,114	1,954	13.8%
Interest income	194	172	22	12.8%
Interest expense	2,602	3,762	(1,160)	(30.8%)

Earnings before income taxes	13,660	10,524	3,136	29.8%
Income tax expense	4,922	4,051	871	21.5%

Net income	$8,738	$6,473	$2,265	35.0%

Net income per weighted average common share
Basic	$0.29	$0.22	$0.07	31.8%
Diluted	$0.28	$0.21	$0.07	33.3%

Weighted average shares used in calculations
Basic	30,458	29,570	888	3.0%
Diluted	31,146	30,180	966	3.2%

Other data
EBITDA	$17,327	$15,317	$2,010	13.1%

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Arbitron Inc. Reports 2003 Fourth Quarter Financial Results January 27, 2004	Page 5 of 7

Arbitron Inc.
Consolidated Statements of Income
Year Ended December 31, 2003 and 2002
(In thousands, except per share data)

	Year Ended
	December 31,
	2003	2002		%
	Unaudited	Audited	Change	Change
Revenue	$273,550	$249,757	$23,793	9.5%
Costs and expenses
Cost of revenue	103,109	91,821	11,288	12.3%
Selling, general and administrative	58,662	53,096	5,566	10.5%
Research and development	25,842	24,728	1,114	4.5%
Total costs and expenses	187,613	169,645	17,968	10.6%

Operating income	85,937	80,112	5,825	7.3%

Equity in net income of affiliate	6,754	5,627	1,127	20.0%

Earnings before interest and income taxes	92,691	85,739	6,952	8.1%
Interest income	741	596	145	24.3%
Interest expense	12,338	16,815	(4,477)	(26.6%)

Earnings before income taxes	81,094	69,520	11,574	16.6%
Income tax expense	31,221	26,765	4,456	16.6%

Net income	$49,873	$42,755	$7,118	16.6%

Net income per weighted average common share
Basic	$1.66	$1.45	$0.21	14.5%
Diluted	$1.63	$1.42	$0.21	14.8%

Weighted average shares used in calculations
Basic	30,010	29,413	597	2.0%
Diluted	30,616	30,049	567	1.9%

Other data
EBITDA	$97,528	$90,108	$7,420	8.2%

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Arbitron Inc. Reports 2003 Fourth Quarter Financial Results January 27, 2004	Page 6 of 7

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three Months and Year Ended December 31, 2003 and 2002
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net income	$8,738	$6,473	$49,873	$42,755
Income tax expense	4,922	4,051	31,221	26,765
Net interest expense	2,408	3,590	11,597	16,219

EBIT	$16,068	$14,114	$92,691	$85,739

Depreciation and amortization	1,259	1,203	4,837	4,369

EBITDA	$17,327	$15,317	$97,528	$90,108

Note: Earnings before interest and income taxes (EBIT) and EBITDA are widely used measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income taxes, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

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Arbitron Inc. Reports 2003 Fourth Quarter Financial Results January 27, 2004	Page 7 of 7

Arbitron Inc.
Condensed Consolidated Balance Sheets
December 31, 2003 and December 31, 2002
(In thousands)

	December 31,	December 31,
	2003	2002
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$68,433	$43,095
Trade receivables	21,355	20,509
Deferred taxes	30,829	29,357
Goodwill, net	32,937	32,937
Other assets	30,640	30,140

Total assets	$184,194	$156,038

Liabilities and Stockholders’ Equity (Deficit):
Deferred revenue	$58,398	$54,746
Long-term debt	105,000	165,000
Other liabilities	38,869	36,871
Stockholders’ equity (deficit) (1)	(18,073)	(100,579)

Total liabilities and stockholders’ equity (deficit)	$184,194	$156,038

(1) Prior to the spin-off from Ceridian Corporation in March 2001, Arbitron distributed its earnings to Ceridian. Those distributions, together with a $250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $250 million distribution.

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